Exhibit 99.1

Dear Fellow Shareholders,

We are paving the way for a remarkable year capitalizing on the solid foundation achieved last year. 2023 was an exciting and pivotal year for KwikClick, Inc. (KWIK), marked but many strong significant accomplishments. During 2024, the company is striving to surpass more than one thousand brands (350 already enrolled), with thousands of products, and over a million users on the platform (currently approximately 35,000).

KWIK is committed to becoming the primary platform for providing customized reward programs for brands of any size. Our goal is to do far more than simply offer loyalty points or cash back, but to provide our brands with a program about which their customers can become so enthusiastic that they will want to tell all their friends. By utilizing the KWIK platform companies can create a custom-tailored program that can dramatically increase brand awareness, customer engagement and accelerate sales as a result. As we do this, the analytics we provide with our platform can provide an attractive ROI from lower Customer Acquisition Costs [CAC], an increased Lifetime Value of Customers [LTV], and accelerated adoption rates and social media activity.

For smaller brands, we will do this through an automatic configuration setup, and for larger brands, we offer consulting, implementation, and oversite services to monitor and improve the ROI on their reward program. In 2024, we plan to also offer brands greater exposure on social media platforms and referrals, by exposing them to influencers and part-time sellers affiliated with KWIK. KWIK offers a unique patented technology that not only provides additional exposure for brands, but directly and indirectly provides additional customers, a major difference when compared to other reward platforms, none of which offer compensation through KWIK’s patented referral methodology called “Waves of Pay.”

During the past year we have leapt forward in dramatic ways toward our objective! Thanks to you, our providers, and numerous others who share our vision, we have successfully launched our platform and feature-rich technology.

In preparation for a rapid revenue ramp anticipated during 2024 the company, we have:

•	Developed simple ways to integrate KWIK into the brand’s own shopping cart through API’s – automatically customizing the branding of the platform.
•	Upgraded the technology to allow brands to connect influencers to their customers and add major functionality.
•	Increased the Intellection Property (IP) Portfolio by receiving multiple patents on the technology and the methodologies used with several other patents pending.
•	Landed new international clients with continued expansion across Europe and North America.
•	Completed negotiations with dozens of additional brands to begin the integration process with the KWIK platform in early 2024.
•	Completed API’s to allow the Kwik platform to be accepted by the most prestigious E-commerce companies in the world, including Shopify, BigCommerce, WooCommerce and Magento.

This year we developed simple ways to unobtrusively introduce customers to brand reward programs. As we create customized rewards tailored specifically for brands, brands are connecting with influencers and their customers are becoming brand ambassadors through our patented brand loyalty and affiliate programs. The result is a KWIK exclusive methodology for effectively converting their customers into a virtual sales force. With our platform, consumers can now share brand recommendations, becoming a micro-influencer, and earn cash-back, online discounts, contest entries and rewards points. Our perpetual waves of commissions, creating the possibility for unlimited commissions based on an individual’s true sphere of influence, can be earned from a single referral, has become our most distinguishing feature among major influencers and first-time influencers alike.

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Our patented Centralized Commission Engine [CSE] manages all rewards for users across all brands affiliated with KWIK. This means all users of KWIK need only to log into their account to track, redeem, or cash out points, cashback, giveaway entries and commissions in one consolidated account. For the first time, from the user’s perspective, they can enroll in multiple rewards programs all managed and consolidated into a single KWIK app, making participation easy to join, monitor, and redeem. Brands and consumers alike are praising our patent-pending buyer’s journey which occurs before, during and after the sales process, with enrollment as easy as a single click.

In 2023, our platform has become international with the adoption of KWIK by several major French brands with plans for significant expansion in 2024. Customers, influencers, and brand affiliates from those countries can also become users of KWIK and begin to recommend KWIK to the brands they currently endorse.

We have made significant strides in sharing our mission and powerful business model with the world. 2024 will be the year we step up the onboarding process of brands onto the KWIK platform. We are encouraged about the brands who have joined us and those now expressing interest in our features. Furthermore influencers, affiliates and distributors alike are beginning to reap the benefits of our unique waves of compensation.. They often marvel how easy it is to monetize their followers and get rewarded for their word-of-mouth recommendations. In 2024, we plan to increase integrations into other major shopping platforms and expand our sales efforts to brands on those platforms. Our sales approach will include the use of third party targeted marketing, Google, podcasts, override referral incentives, business recommendation referrals from existing brands, and finally superstar and socialite endorsements resulting on the onboarding of 100’s if not thousands of brands over the coming months.

As a result of these sales strategies, our current growth goals include:

➢	Increasing the number of brands on the platform paying a monthly usage fee of $250 (or more based on transactions using rewards) plus a revenue share of up to 4% on new customer acquisitions from referrals made on the KWIK app, (over 350 already enrolled)
➢	Marketing to influencers and the brands they endorse
➢	Increasing the number of Users on the KWIK platform
➢	Achieving the financial metrics demanded by investors such as substantial revenue growth and becoming cash flow positive as quickly as possible.
➢	Securing an additional $1M in funding early in 2024 to enable our strategies as quickly as possible and accelerate our progression toward these goals.

The reward software market was estimated to be $9 billion in 2022 and surpassing $24 billion by 2029. It is our intent to be a leader at the forefront of this market. As many of you may know, I have led public and private companies with billions of dollars in revenue. I am more excited about this company and the advantages of our platform than at any other point in my career. My number one job in 2024 is to increase shareholder value. This year should be a year that distinguishes our company and benefits our investors.

Again, we are grateful for your support, the vision you share for our future, and we remain ever more committed to our goal of becoming the best ecommerce connector worldwide.

Most sincerely,

Fred Cooper Chairman and CEO, Kwik

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